Exhibit 99.1
ASHFORD HOSPITALITY TRUST
Second Quarter 2009 Conference Call
August 6, 2009
10am Central
Introductory Comments — Dru Anderson
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the second quarter of 2009. On the call today will be Monty Bennett, Chief Executive Officer; Doug Kessler, President; and, David Kimichik, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which has been filed on Form 8-K with the SEC on August 5, 2009, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction — Monty Bennett
Good morning and thank you for joining us.
Our priorities during these challenging times for the lodging industry remain consistent. We are focused on operating margin preservation, interest expense reduction, debt maturities, and share buybacks. We remain steadfast in our strategies, but are constantly analyzing changing market conditions and recognize the need to respond accordingly. As we have previously demonstrated in this unprecedented cycle, our capital market and operational strategies are working simultaneously toward the goals of sustaining the company while creating shareholder value.
For the second quarter, our operating performance declined in step with the overall industry. Proforma RevPAR for the hotels not under renovation was down 20.6% compared with the prior year. ADR was down 10.9%, and occupancy was down 844 basis points. Our RevPAR yield index for the quarter was 118.9% compared with 117.5% a year ago, reflecting a gain in market share of 140 basis points.
The accelerated drop off in RevPAR has made it more challenging to maintain operating margins. Our hotel EBITDA margin dropped year over year by 599 bps for hotels not under renovation and 612 bps for all hotels. Our NOI flow through at 51% is working to mitigate some of the impact of the RevPAR declines, and our affiliate manager Remington continues to lead the charge.
We have been and will continue to be very proactive with the property managers to reduce costs. During the second quarter, our asset management team re-examined all phases of operations to further reduce costs and improve efficiency. We updated profit restructuring plans to achieve greater operating margins given the continued decline in revenues. An analysis of managerial and hourly staffing highlighted inefficiencies, and led to further labor reductions. We adjusted food and beverage operational hours and offerings to fit the scaled back hotel demand. Where appropriate, we implemented shared services and staffing between hotels proximate to one another. We anticipate further savings to be reflected in our year over year GOP flows and margins.
AFFO and CAD per diluted share for the quarter were 31 cents and 22 cents, respectively. Given the magnitude of the RevPAR operating profit declines, this per share performance clearly demonstrates the benefits of our operating cost controls, interest rate swap strategy and share repurchase activity.
Turning to our capital expenditures for a moment, we’ve previously mentioned expenditures of $130 million for 2009. Of this amount, approximately $43 million will come from the capex reserve, $44 million will be owner funded, and $43 million will be funded from insurance or loan proceeds. Through the first half of the year, we have completed approximately $33.5 million in total capital expenditures, $23.8M of which has been owner funded. Going forward, we expect that a portion of the expenditures will rollover into 2010.
Our mezzanine loan portfolio, consisting of $234.9 million in book value at the end of the last quarter, weakened progressively and resulted in our taking several write offs totaling $129.5 million. When we implemented our mezzanine investment strategy, we anticipated that in a market downturn the loan portfolio would outperform equity investments given the interest expense coverage cushion. To be conservative, our original loan underwriting even stress tested performance based upon scenarios similar to the downturn the hotel industry experienced post 9/11. However, the magnitude of this current downturn far exceeds our underwriting sensitivities. Similar to many other lenders in the mezzanine lending business, loan write offs are unfortunately becoming more common. Our most notable write down is the loan involved in the Extended Stay Hotels bankruptcy. We fully wrote down our investment, which equated to a charge of $109.4 million, or $1.18 per diluted share. Although there were Extended Stay bankruptcy rumors, the borrower had been current on interest payments up to the filing. Ashford had been actively involved in a negotiated restructure of the loan, which fell apart just prior to the company electing to seek bankruptcy protection. We are a member of the unsecured creditors’ committee, and will be actively working to protect our investment as much as possible.

During the quarter, we also wrote off half of our $18.2 million first mortgage participation in the Four Seasons Nevis. Concurrent with the original loan maturity date of October 2008, Hurricane Omar hit the island and forced the hotel to close. While work to rebuild the hotel continues, the project is 6 months or more behind schedule and the total amount of uninsured costs continues to escalate.
Additionally we wrote off the $7.0 million mezzanine loan secured by the Le Meridian Dallas. While this loan is current, it matures next month and the borrower will most likely fail the debt yield test for an extension. While it remains to be seen what will ultimately happen to this loan we thought it best to take the write down now.
Another write off for the quarter pertains to the $4.0 million mezzanine loan secured by interests in the Sheraton Dallas. The loan matured, and we are working with the borrower as well as the first mortgage holder to restructure. We wrote off the entire amount of the loan in the second quarter but continue to pursue negotiations.
We continue to monitor our loan portfolio, and take aggressive action where appropriate and feasible to protect our position. Further declines and write downs are certainly a possibility as industry fundamentals worsen.
We are planning for what we expect will be a difficult second half of the year for the industry, and as well as a soft beginning to 2010. Our focus remains in creating value via operations, capital markets activity and share repurchases. We believe these efforts will yield the highest shareholder returns over the long term.
I’d now like to turn the call over to David Kimichik to review our financial results.
Financial Review — David Kimichik
Thanks, Monty. Good Morning.
For the second quarter we reported a net loss to common shareholders of $165,890,000, Adjusted EBITDA of $67,679,000, and AFFO of $28,214,000, or 31 cents per diluted share. We reported CAD of $20,350,000, or 22 cents per diluted share.
At quarter’s end, Ashford had total assets of $4.1 billion including $236.6 million of unrestricted cash. We had $2.8 billion of mortgage debt with a blended average interest rate of 3.30%. Including the $1.8 billion interest rate swap, 97% of our debt is now floating.
Since the length of the swap does not match the term of the swapped fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives. These are non-cash entries that will affect our Net Income but will be added back for purposes of calculating our AFFO and CAD, and for the second quarter Net Income was a loss of $37,723,000. Year to date it is a loss of $19,691,000.

At quarter’s end, our portfolio consisted of 103 hotels in continuing operations containing 22,913 rooms. During the quarter, we booked an impairment loss to the Hyatt Dearborn in the amount of $10.9M. The auto industry woes and general Detroit market conditions weigh heavily on this property and cash flow is currently negative. In June, we stopped paying interest on the $29.1 million mortgage that matures in April 2010, and are currently negotiating with the lender for a consensual deed in lieu or foreclosure.
Additionally, after adjustment for the aforementioned loan write offs, we have total principal outstanding of $106 million with an average annual un-leveraged yield of 8.8%.
Hotel operating profit for the entire portfolio was down by $35.8 million, or 36.6%, for the quarter. Our hotel operating profit margin decreased 599 basis points for the hotels not under renovation and our flow through from lost revenue to Net Operating Income for the total portfolio was 51%.
Our quarter-end adjusted EBITDA to fixed charge ratio now stands at 1.63 times versus a required minimum of 1.25 times and Ashford’s net debt to gross assets is at 57.3% versus a not to exceed level of 65% per our credit facility covenants.
     I’d now like to turn it over to Doug to discuss our capital allocation strategies.
Capital Allocation Strategies — Douglas Kessler
Thanks, and good morning.
Our capital allocation decisions continue to support the goal of sustainability against further deterioration in the lodging industry. In addition, we believe that stock repurchases at certain share price ranges greatly exceed the returns of future investment in new hotel assets.
Maintaining an appropriate cash level has been at the core of each decision we’ve made and it is evident in our liquidity. We ended the quarter with $236.6 million of unrestricted cash. For the quarter, we had $20.4 million of Cash Available for Distribution. Through the first half of the year, we’ve generated approximately $44.1 million of Cash Available for Distribution.
A significant contributor to cash flow is the interest rate swap and flooridors we previously put in place. We use flooridors to help further insure against the impact of the lodging market downturn. A Flooridor is the purchase and sale of interest rate floors at different strike prices. The flooridors do not expose Ashford to any additional cost apart from the upfront purchase price. If interest rates stay low, as one would expect in a soft economy, we benefit by receiving a net payment from our counterparty. Subsequent to the end of the second quarter, we purchased two flooridors at a combined cost of $22.3 million to work in concert with our interest rate swap. The first flooridor with a notional amount of $1.8B commences on December 14th, 2009 and is from 1.75% to 1.25% and lasts for one year. The second flooridor with a notional amount of $1.8B commences on December 13th, 2010 and is from 2.75% to .50% and lasts for one year.

The combination of the swap and existing flooridors in place have generated life to date income of $32.1 million and year to date of $21.9 million. This income has more than paid for the initial cost of those matched period hedges of $8.8 million. Based upon current Libor of .29% remaining at the same level through the end of the year, Ashford would receive $44.3 million in proceeds for the entire year 2009.
In the event the economy remains soft, lodging recovers more slowly, and rates remain low for some time as the Fed is suggesting, Ashford will benefit from the added protection of these transactions. If not, the higher interest rates should correlate to an improvement in the economy and RevPAR, which would mean the latest flooridor transactions were an insurance policy.
Turning to near term maturities, we eliminated a 2010 soft maturity by agreeing with the lender to extend the $55.0 million loan on the JW Marriott San Francisco to March 2011 with two 1-year extensions remaining. We also paid down the loan by $2.5 million. With the exception of the aforementioned Hyatt Regency Dearborn, the only other 2010 hard maturity is a $75 million loan on a 5 hotel portfolio that comes due in March 2010. We are currently in discussions with the existing lender and other prospects to obtain a new loan. In 2011, we have $294.7 million of hard maturity debt due and have already begun work to refinance some of these loans.
During the quarter, we acquired 5.7 million common shares at an average price of $3.08, reducing our fully diluted share count to 92,284,000 shares. We witnessed numerous REITs raising equity in the 2nd quarter. Based on our analysis, it appears that those equity raises were mostly related to solving for upcoming maturities, covenants or other short-term capital events, and future dry powder. Fortunately, we took the steps late last year to address the covenants on our credit facility and have been proactive on upcoming maturities. Regarding dry powder for future acquisitions, we believe share repurchases in our own company offer the best returns at select share prices. Moreover, the opportunity to buy hotels is a ways off, and we believe the time to issue equity for this opportunity is not when share prices are scraping along the bottom.
We have a very clear plan to work our way through this environment that involves a series of steps that we expect will enhance shareholder value. Bearing in mind that insiders own 14.6% of the company, we take these strategy decisions very seriously given our strong alignment with shareholders.
That concludes our prepared remarks, and now we’ll open it up to any questions you may have.
Ending — Monty Bennett
Thank you for your participation on today’s call.
We look forward to speaking with you again on our next call.